UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Cantaloupe, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

As previously disclosed, on June 15, 2025, Cantaloupe, Inc., a Pennsylvania corporation (“Cantaloupe”, the “Company”, “we”, “our” or “us”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with 365 Retail Markets, LLC, a Delaware limited liability company (“365”), Catalyst Holdco I, Inc., a Delaware corporation and a wholly-owned subsidiary of 365 (“Holdco”), Catalyst Holdco II, Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco (“Holdco II”), and Catalyst MergerSub Inc., a Delaware corporation and a wholly-owned subsidiary of Holdco II (“Merger Subsidiary”). Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Merger Subsidiary will merge with and into Cantaloupe (the “Merger”), with Cantaloupe surviving the Merger as a wholly-owned, indirect subsidiary of 365. On July 11, 2025, Cantaloupe filed a preliminary proxy statement (the “Preliminary Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), and on July 24, 2025, Cantaloupe filed a definitive proxy statement (the “Proxy Statement”) with the SEC, in each case in connection with the Merger.

Following the filing of the Preliminary Proxy Statement, and as of the date of this supplement to the Proxy Statement (this “Supplement”), Cantaloupe has received certain Complaints and Demand Letters (as defined below) on behalf of purported Cantaloupe shareholders alleging deficiencies regarding the disclosures contained in the Preliminary Proxy Statement and the Proxy Statement.

On August 12, 2025, a lawsuit by a purported shareholder of Cantaloupe, captioned Eric Young v. Cantaloupe, Inc., et al., was filed in the Supreme Court of the State of New York, County of New York (the “Young Complaint”), asserting individual claims against Cantaloupe and the members of Cantaloupe’s board of directors for negligent misrepresentation and concealment and negligence, in violation of New York common law, based upon information included in or omitted from the Proxy Statement. On August 13, 2025, a lawsuit by a purported shareholder of Cantaloupe, captioned Matthew Wright v. Cantaloupe, Inc., et al., was filed in the Supreme Court of the State of New York, County of New York (the “Wright Complaint” and, together with the Young Complaint, the “Complaints”), asserting substantially the same claims to that of the Young Complaint. The Complaints seek, among other relief, an injunction enjoining the defendants from consummating the Merger unless Cantaloupe discloses the material information allegedly omitted from the Proxy Statement, rescission of the Merger in the event it is consummated without Cantaloupe disclosing the material information allegedly omitted from the Proxy Statement and an award of costs, including attorneys’ and experts’ fees and expenses.

In addition, Cantaloupe has received certain demand letters (the “Demand Letters”) alleging deficiencies regarding the disclosures contained in the Preliminary Proxy Statement and the Proxy Statement.

While Cantaloupe believes that the disclosures set forth in the Proxy Statement comply fully with all applicable law and denies the allegations in the Complaints and Demand Letters, in order to moot the purported shareholders’ disclosure claims, to avoid nuisance and possible expense and disruption to the Merger and to provide additional information to its shareholders, Cantaloupe has determined to voluntarily supplement certain disclosures in the Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit, necessity or materiality under applicable law of any of the disclosures set forth herein. To the contrary, Cantaloupe specifically denies all allegations that any additional disclosure was or is required or material.

It is possible that additional or similar complaints or demand letters may be received by Cantaloupe alleging similar or additional disclosure deficiencies following the date of this Supplement. If any such additional or similar complaints or demand letters are received, Cantaloupe may not necessarily disclose such events.

These Supplemental Disclosures will not change the consideration to be paid to Cantaloupe shareholders in connection with the Merger or the timing of the special meeting of Cantaloupe shareholders (the “Special Meeting”) to be held virtually via live webcast on September 4, 2025, at 8:00 a.m., Eastern Time. The Special Meeting can be accessed by visiting www.virtualshareholdermeeting.com/CTLP2025SM. Cantaloupe’s board of directors continues to unanimously recommend that you vote “FOR” the proposals described in the Proxy Statement to be voted on at the Special Meeting.

Supplemental Disclosures to the Proxy Statement

The following disclosures in this Supplement supplement the disclosures contained in the Proxy Statement and should be read in conjunction with the disclosures contained in the Proxy Statement, which in turn should be read in its entirety. All page references are to the Proxy Statement, and the terms used below, unless otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement. The information contained herein speaks only as of August 22, 2025 unless the information indicates another date applies.

The disclosure in the section titled “The Merger—Background of the Merger”, beginning on page 30 of the Proxy Statement, is hereby amended as follows:

The eighth full paragraph on page 32 is amended and supplemented as follows (with new text underlined):

On March 2, 2025, the Board held a meeting with members of Cantaloupe’s management present. At the meeting, the Board discussed the process regarding a potential acquisition of Cantaloupe that was conducted to date, the feedback from potential acquirors, and the January 21 Party D Proposal, the February 11 Party A Proposal and the February 22 Party G Proposal. Also at the meeting, in order to facilitate the Board providing guidance to Cantaloupe’s management during the negotiations of the potential sale transaction, the Board formed a transaction committee (which we refer to as the “Transaction Committee”), consisting of Douglas Bergeron, Jacob Lamm, Michael Passilla, Mr. Venkatesan and Shannon Warren. The Board appointed these directors to the Transaction Committee based on their experience with respect to strategic transactions and their availability. The Board did not delegate any decision-making authority to the Transaction Committee, the members of the Transaction Committee were not paid any compensation in connection with their service on the Transaction Committee and the Transaction Committee has not been formally disbanded by the Board. The Transaction Committee scheduled a meeting for the next day and invited J.P. Morgan to such meeting.

The fourth paragraph on page 33 is amended and supplemented as follows (with new text underlined and deleted text marked with a strikethrough):

By April 10, 2025, Cantaloupe had entered into confidentiality agreements with 11 potential acquirors, including 365, Party A, Party C, Party D, Party E, Party F, Party G, Party H and one other financial acquiror (which we refer to as “Party I”). All of these confidentiality agreements contained substantially similar material terms, and none~~None~~ of these confidentiality agreements included “standstill” restrictions that would prevent a party from submitting an acquisition proposal following the execution of the Merger Agreement.

The last paragraph beginning on page 34 is amended and supplemented as follows (with new text underlined):

On April 24, 2025, the Transaction Committee held a meeting with members of Cantaloupe’s management and representatives of J.P. Morgan present to discuss, among other topics, the non-binding proposals received from 365, Party C, Party D, Party E, Party F, Party G, Party H and Party B and Party I. Mr. Venkatesan and other members of Cantaloupe’s management described to the Transaction Committee their interactions with representatives of the potential acquirors and the diligence processes to date, including an overview of the offers received since the Transaction Committee meeting on March 31, 2025, and that none of Party A, Party E or Party G had submitted a revised offer. Representatives of J.P. Morgan provided the Transaction Committee with an update on the M&A market in North America, the deal process and the non-binding proposals received from potential acquirors of Cantaloupe, and also discussed with the Transaction Committee J.P. Morgan’s preliminary financial perspective on Cantaloupe on a stand-alone basis. Representatives of J.P. Morgan recommended to the Transaction Committee that a limited number of potential acquirors be permitted to conduct full due diligence, including being granted access to additional information in a virtual data room, in order to advance their respective diligence processes and potentially increase their respective offer prices. Also at the meeting, Cantaloupe’s management and representatives of J.P. Morgan discussed with the Transaction Committee the possible interest that other third parties may have in evaluating a potential transaction with Cantaloupe. Following discussion, the Transaction Committee determined that the outreach to potential acquirors already conducted by Cantaloupe’s management and representatives of J.P. Morgan, in addition to the Reuters report in February 2025 indicating that Cantaloupe was exploring strategic options, meant that it was unlikely another third party would be willing to pay more than the potential acquirors that had already submitted non-binding proposals. The Transaction Committee then discussed which potential acquirors would be granted full diligence access. After discussion with representatives of J.P. Morgan and Cantaloupe’s management, the Transaction Committee determined to recommend to the Board that 365, Party C, Party D and Party H be granted full diligence access, based on the previously submitted non-binding proposals and the Transaction Committee’s belief that these potential acquirors had the financial capacity to increase the price of their respective offers, as well as the transaction experience and sophistication to successfully complete a potential strategic transaction with Cantaloupe. The Transaction Committee also decided to invite King & Spalding LLP (which we refer to as “King & Spalding”), outside counsel to Cantaloupe, to the Board meeting to be held on May 1, 2025.

The disclosure in the section titled “The Merger—Opinion of Cantaloupe’s Financial Advisor—Public Trading Multiples”, beginning on page 47 of the Proxy Statement, is hereby amended in its entirety as follows (with new text underlined):

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Cantaloupe with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to Cantaloupe (or aspects thereof). The companies selected by J.P. Morgan were as follows:

•	ACI Worldwide, Inc.
•	Block, Inc.
•	EverCommerce Inc.
•	Flywire Corporation
•	i3 Verticals, Inc.
•	Lightspeed Commerce Inc.
•	Nayax Ltd.
•	PAR Technology Corporation
•	Paymentus Holdings, Inc.
•	Repay Holdings Corporation
•	Shift4 Payments, Inc.
•	Toast, Inc.

These companies were selected by J.P. Morgan, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of Cantaloupe. However, certain of these companies may have characteristics that are materially different from those of Cantaloupe. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Cantaloupe.

Using publicly available information, J.P. Morgan calculated, for each selected company, (i) the multiple of the firm value (calculated as fully diluted equity value, plus net debt, preferred equity and non-controlling interests and less unconsolidated investments, as applicable) (which we refer to as the “FV”) to the analyst consensus estimates of calendar year 2025 adjusted EBITDA for the applicable company (which we refer to as the “FV/2025E Adj. EBITDA Multiple”), (ii) the multiple of the FV to the analyst consensus estimates of calendar year 2026 adjusted EBITDA (which we refer to as the “2026E Adj. EBITDA”) for the applicable company (which we refer to as the “FV/2026E Adj. EBITDA Multiple”) and (iii) the multiple of the FV to the unlevered free cash flow (calculated as 2026E Adj. EBITDA minus unlevered cash taxes, change in net working capital and capital expenditures) for the applicable company (which we refer to as the “FV/2026E uFCF Multiple”). The FV/2025E Adj. EBITDA Multiple, the FV/2026E Adj. EBITDA Multiple and the FV/2026E uFCF Multiple for the companies selected by J.P. Morgan were as follows:

Company	FV/2025E Adj. EBITDA Multiple	FV/2026E Adj. EBITDA Multiple	FV/2026E uFCF Multiple

ACI Worldwide, Inc.	11.4x	10.4x	13.8x

Block, Inc.	11.1x	9.1x	10.8x

EverCommerce Inc.	12.6x	11.6x	15.5x

Flywire Corporation	11.1x	8.4x	8.6x

i3 Verticals, Inc.	14.1x	12.4x	14.7x

Lightspeed Commerce Inc.	15.3x	11.2x	36.8x

Nayax Ltd.	24.1x	16.8x	28.7x

PAR Technology Corporation	NM(1)	NM	NM

Paymentus Holdings, Inc.	32.9x	26.5x	35.5x

Repay Holdings Corporation	6.4x	5.8x	7.9x

Shift4 Payments, Inc.	11.5x	9.7x	14.9x

Toast, Inc.	43.0x	31.7x	36.3x

(1) Multiples >50.0x are denoted “NM”.

Based on the results of this analysis, J.P. Morgan (i) selected a FV/2025E Adj. EBITDA Multiple reference range for Cantaloupe of 11.0x to 14.0x and applied such reference range to Cantaloupe’s projected adjusted EBITDA for calendar year 2025, (ii) selected a FV/2026E Adj. EBITDA Multiple reference range for Cantaloupe of 8.5x to 12.5x and applied such reference range to Cantaloupe’s projected adjusted EBITDA for calendar year 2026 and (iii) selected a FV/2026E uFCF Multiple reference range for Cantaloupe of 8.5x to 15.5x and applied such reference range to Cantaloupe’s projected unlevered free cash flows for calendar year 2026, in each case as provided in the Management Projections. The analysis derived the following ranges of implied equity value per share of common stock (rounded to the nearest $0.25):

Metric	Implied Equity Value per Share
FV/2025E Adj. EBITDA Multiple	$7.75 – $10.00
FV/2026E Adj. EBITDA Multiple	$8.50 – $12.25
FV/2026E uFCF Multiple	$5.50 – $10.50

J.P. Morgan compared these ranges to (i) the unaffected share price of common stock of $8.37 on May 30, 2025 and (ii) the merger consideration of $11.20 per share of common stock.

The disclosure in the section titled “The Merger—Opinion of Cantaloupe’s Financial Advisor—Selected Transactions Analysis”, beginning on page 48 of the Proxy Statement, is hereby amended in its entirety as follows (with new text underlined and deleted text marked with a strikethrough):

Selected Transactions Analysis. Using publicly available information, J.P. Morgan examined selected public transactions involving businesses which J.P. Morgan judged to be similar to Cantaloupe’s business (or aspects thereof). ~~The following transactions were selected by J.P. Morgan as relevant to the evaluation of the proposed Merger:~~

~~Announcement Date~~	 	~~Acquiror~~	 	~~Target~~
~~April 17, 2025~~	 	~~Global Payments Inc.~~	 	~~Worldpay~~
~~April 1, 2024~~	 	~~Advent International~~	 	~~Nuvei Corporation~~
~~June 9, 2023~~	 	~~Brookfield Asset Management Ltd.~~	 	~~Network International~~
~~March 15, 2023~~	 	~~Sixth Street and BGH Capital~~	 	~~Pushpay Holdings Ltd~~
~~January 9, 2023~~	 	~~Nuvei Corporation~~	 	~~Paya Holdings Inc.~~
~~August 1, 2022~~	 	~~Global Payments Inc.~~	 	~~EVO Payments, Inc.~~

None of the selected transactions reviewed was identical to the proposed Merger. However, the selected transactions were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the proposed Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the proposed Merger.

Using publicly available information, J.P. Morgan calculated, for each selected transaction, the multiple of the target company’s FV implied in the relevant transaction to the target company’s estimated EBITDA for the next 12 months starting as of the date of announcement of the applicable transaction (which we refer to as the “FV/NTM EBITDA Multiple”). The transactions selected by J.P. Morgan for its analyses, and the transaction value and FV/NTM EBITDA Multiple for each selected transaction, were as follows:

Announcement Date	Acquiror	Target	Transaction Value (billions)	FV/NTM EBITDA Multiple
April 17, 2025	Global Payments Inc.	Worldpay	$24.25	11.7x

April 1, 2024	Advent International	Nuvei Corporation	$6.3	12.6x

June 9, 2023	Brookfield Asset Management Ltd.	Network International	$3.0	14.3x

March 15, 2023	Sixth Street and BGH Capital	Pushpay Holdings Ltd	$1.0	19.0x

January 9, 2023	Nuvei Corporation	Paya Holdings Inc.	$1.3	16.0x

August 1, 2022	Global Payments Inc.	EVO Payments, Inc.	$4.0	18.2x

Based on the results of this analysis, J.P. Morgan selected a FV/NTM EBITDA Multiple reference range for Cantaloupe of 11.5x to 19.0x. J.P. Morgan then applied such reference range to Cantaloupe’s projected adjusted EBITDA for the next 12 months as of March 31, 2025 provided in the Management Projections. The analysis indicated a range of implied equity value per share of common stock (rounded to the nearest $0.25) of approximately $9.00 to $15.25, which J.P. Morgan compared to (i) the unaffected share price of common stock of $8.37 on May 30, 2025 and (ii) the merger consideration of $11.20 per share of common stock.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements”, as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, regarding Cantaloupe, Inc. (“Cantaloupe”) and 365 Retail Markets, LLC (“365”) and the potential transaction between Cantaloupe and 365, including, but not limited to, statements about the strategic rationale and benefits of the proposed transaction between Cantaloupe and 365, including future financial and operating results, Cantaloupe’s or 365’s plans, objectives, expectations and intentions and the expected timing of completion of the proposed transaction. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “explore”, “evaluate”, “forecast”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “project”, “seek”, “should”, “targeted”, “will” or “would”, or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond Cantaloupe’s or 365’s control. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: Cantaloupe’s and 365’s ability to complete the potential transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary regulatory approvals and the approval of Cantaloupe’s shareholders and the satisfaction of other closing conditions to consummate the proposed transaction; the possibility that competing offers or acquisition proposals for Cantaloupe will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive merger agreement relating to the proposed transaction, including in circumstances which would require Cantaloupe to pay a termination fee; failure to realize the expected benefits of the proposed transaction; significant transaction costs and/or unknown or inestimable liabilities; the risk that Cantaloupe’s business will not be integrated successfully, including with respect to implementing systems to prevent a material security breach of any internal systems or to successfully manage credit and fraud risks in business units, or that such integration may be more difficult, time-consuming or costly than expected; 365’s ability to obtain the expected financing to consummate the proposed transaction, and the continued availability of capital and financing for 365 following the proposed transaction; risks related to future opportunities and plans for the combined company, including the uncertainty of expected future regulatory filings, financial performance and results of the combined company following completion of the proposed transaction; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers, including as it relates to Cantaloupe’s ability to successfully renew existing client contracts on favorable terms or at all and obtain new clients; the ability of Cantaloupe to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; the business, economic and political conditions in the markets in which Cantaloupe operates; the impact of new or changes in current laws, regulations, credit card association rules or other industry standards, including privacy and cybersecurity laws and regulations; effects relating to the announcement of the proposed transaction or any further announcements or the consummation of the potential transaction on the market price of Cantaloupe’s securities; the risk of potential shareholder litigation associated with the potential transaction, including resulting expense or delay; regulatory initiatives and changes in tax laws; the impact of pandemics or other events on the operations and financial results of Cantaloupe or the combined company; general economic conditions; and other risks and uncertainties affecting Cantaloupe and 365, including those described from time to time under the caption “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in Cantaloupe’s Securities and Exchange Commission (“SEC”) filings and reports, including Cantaloupe’s Annual Report on Form 10-K for the year ended June 30, 2024, Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, Quarterly Report on Form 10-Q for the quarter ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as well as in subsequent Current Reports on Form 8-K and other filings and reports by Cantaloupe. Moreover, other risks and uncertainties of which Cantaloupe or 365 are not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Cantaloupe and 365 caution investors that such forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such forward-looking statements. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by Cantaloupe or 365 on their respective websites or otherwise. Neither Cantaloupe nor 365 undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information and Where to Find It

This communication is being made in connection with the proposed transaction between Cantaloupe and 365. In connection with the proposed transaction, Cantaloupe filed a definitive proxy statement with the SEC on July 24, 2025 (https://www.sec.gov/Archives/edgar/data/896429/000114036125027048/ny20051022x2_defm14a.htm), which was first mailed to Cantaloupe’s shareholders on July 28, 2025. Cantaloupe may also file other relevant documents with the SEC regarding the proposed transaction. This communication is not a substitute for any proxy statement or any other document that may be filed with the SEC or sent to Cantaloupe’s shareholders in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF CANTALOUPE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT CANTALOUPE, 365 AND THE PROPOSED TRANSACTION.

Investors and security holders are able to obtain free copies of the definitive proxy statement and other documents containing important information about Cantaloupe and the proposed transaction through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Cantaloupe are available free of charge on Cantaloupe’s website at cantaloupeinc.gcs-web.com.

Participants in the Solicitation

Cantaloupe and its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from Cantaloupe’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Cantaloupe and their ownership of Cantaloupe’s securities is set forth in the definitive proxy statement for Cantaloupe’s 2025 Annual Meeting of Shareholders (https://www.sec.gov/Archives/edgar/data/896429/000162828024042315/ctlp-20241004.htm), which was filed with the SEC on October 4, 2024 (the “Annual Meeting Proxy Statement”), including under the sections entitled “Director Compensation Program”, “Fiscal Year 2024 Director Compensation”, “Fiscal Year 2024 Executive Compensation”, “Executive Officer Employment Arrangements”, “Summary Compensation Table”, “Grant of Plan-Based Awards”, “Outstanding Equity Awards at Fiscal Year-End”, “Option Exercises and Stock Vested”, “Potential Payments Upon Termination or Change of Control”, “CEO Pay Ratio Disclosure”, “Pay Versus Performance” and “Security Ownership of Certain Beneficial Owners and Management” and Cantaloupe’s Annual Report on Form 10-K for the year ended June 30, 2024 (https://www.sec.gov/Archives/edgar/data/896429/000162828024040037/ctlp-20240630.htm), which was filed with the SEC on September 10, 2024, including under the sections entitled “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”. To the extent holdings of Cantaloupe’s securities by such directors or executive officers (or the identity of such directors or executive officers) have changed since the information set forth in the Annual Meeting Proxy Statement, such information has been or will be reflected on the Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of Cantaloupe’s directors and executive officers in the proposed transaction, which may, in some cases, be different than those of Cantaloupe’s shareholders generally, is included in the definitive proxy statement relating to the transaction (https://www.sec.gov/Archives/edgar/data/896429/000114036125027048/ny20051022x2_defm14a.htm), which was filed with the SEC on July 24, 2025. You may obtain free copies of these documents using the sources indicated above.